Exhibit 99.1

Reed’s Reports Third Quarter 2023 Results

Gross Margin Expansion and Continued Operating Expense Reductions Lead to First Quarter of Modified EBITDA Profitability Since 2016

and Operating Loss improvement to $0.1 million

Norwalk, CT, (November 9, 2023) – Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, is reporting financial results for the three months ended September 30, 2023.

Q3 2023 Financial Highlights (vs. Q3 2022):

●	Net sales were $11.9 million compared to $12.1 million.
●	Gross profit increased 66% to $4.0 million compared to $2.4 million, with gross margin up 1,390 basis points to 34.0% compared to 20.1%.
●	Delivery and handling costs were reduced by 15% to $2.98 per case.
●	Selling, general and administrative expenses were reduced by 14% to $2.3 million.
●	Operating loss improved to $0.1 million compared to $2.5 million.
●	Modified EBITDA improved to $0.2 million compared to $(2.2) million

Management Commentary

“I am pleased with the progress we made in the third quarter as we continued to lower input costs and freight expenses, enabling us to materially expand gross margin and reach our guidance of turning modified EBITDA profitable,” said Norman E. Snyder, CEO of Reed’s. “We also achieved our guidance of realizing $6 million in annual operating expense reductions, which reflects our prudent cost management across multiple areas of the business. Although we considerably improved profitability, net sales were impacted by a delay in our seasonal programs which will be recognized in the fourth quarter, as well as short order shipments. We have made progress on reducing short shipments by building up our inventory levels and expect to capitalize on strong seasonal demand in the months ahead.

“Given the inventory challenges, we are revising our net sales guidance for 2023 to range between $45 and $47 million, however we expect to maintain our modified EBITDA profitability and exceed our guidance of realizing $6 million of operating expense reductions for the year. With ongoing efforts to bolster inventory levels, an optimized cost structure, and continued strong demand for Reed’s products, we are well positioned to deliver on our near-term objectives.”

Third Quarter 2023 Financial Results

During the third quarter of 2023, net sales were $11.9 million compared to $12.1 million in the year-ago period. The decrease was primarily driven by delayed seasonal shipments and, to a lesser extent, short order shipments. Reed’s expects to recognize the delayed seasonal shipments in the fourth quarter of 2023.

Gross profit for the third quarter of 2023 increased 66% to $4.0 million compared to $2.4 million in the same period of 2022. Gross margin increased 1,390 basis points to 34.0% compared to 20.1% in the year-ago quarter. The increase was primarily driven by lower supply chain and input costs.

Delivery and handling costs were reduced by 15% to $1.9 million during the third quarter of 2023 compared to $2.2 million in the third quarter of 2022. The decrease was primarily driven by renegotiated freight contracts, improved throughput, as well as the Company’s streamlined distribution orbit model. Delivery and handling costs were reduced to 16% of net sales or $2.98 per case, compared to 19% of net sales or $3.38 per case during the same period last year.

Selling, general and administrative costs declined by 14% to $2.3 million during the third quarter of 2023 compared to $2.6 million in the year-ago quarter. As a percentage of net sales, selling, general and administrative costs were reduced to 19% compared to 22%.

Operating loss during the third quarter of 2023 improved to $0.1 million or $(0.03) per share, compared to $2.5 million or $(1.09) per share in the third quarter of 2022.

Modified EBITDA improved to $0.2 million in the third quarter of 2023 compared to $(2.2) million in the third quarter of 2022.

Liquidity and Cash Flow

For the third quarter of 2023, cash used in operations was $1.8 million compared to $0.2 million for the same period in 2022. The increase in cash used was primarily driven by higher inventory purchases compared to the year-ago period.

As of September 30, 2023, the Company had approximately $1.0 million of cash and $26.8 million of total debt net of capitalized financing fees. The debt includes $17.1 million from a convertible note and $9.7 million from the Company’s revolving line of credit, which has $3.1 million of additional borrowing capacity.

FY 2023 Financial Outlook

Based on the inventory shortage faced year-to-date, the Company is revising its net sales guidance to range between $45 million and $47 million for 2023 and now expects to turn cash flow positive in 2024 as the Company utilizes its cash to increase inventory in the fourth quarter. However, the Company expects to maintain its modified EBITDA profitability and exceed its guidance of realizing $6 million of operating expense reductions for the year.

Conference Call

The Company will conduct a conference call tomorrow, November 10, 2023, at 8:30 a.m. Eastern time to discuss its results for the three months ended September 30, 2023.

Reed’s management will host the conference call, followed by a question-and-answer period.

Date: Friday, November 10, 2023

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: (844) 850-0544

International dial-in number: (412) 542-4115

Conference ID: 10184105

Webcast: Reed’s Q3 2023 Conference Call

Please dial into the conference call 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the company’s investor relations team at (720) 330-2829.

The conference call will also be broadcast live and available for replay on the investor relations section of the Company’s website at https://investor.reedsinc.com.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com. To receive exclusive perks for Reed’s investors, please visit the Company’s page on the Stockperks app here.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “estimate,” “expect,” “intend,” “project,” “will,” “plan,” and similar expressions. These forward-looking statements are based on current expectations and include our management’s expectations and guidance for fiscal year 2023 under the heading “FY 2023 Financial Outlook”. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. Reed’s 2023 guidance reflects year-to-date and expected future business trends and includes impacts of the inventory shortage as of the date hereof. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated and are not factored into current fiscal 2023 guidance. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2023. The risks and uncertainties referred to above include, but are not limited to: inventory shortages; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third party co-packers meeting contractual commitments; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the wars in Ukraine and Israel, conflict or acts of terrorism; financial markets, commodity and currency impacts of the wars; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on May 15, 2023 and its Quarterly Report on Form 10Q, expected to be filed on November 10, 2023, which are (or will be) available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net Sales	$11,856	$12,094	$33,018	$38,001
Cost of goods sold	7,823	9,659	23,778	29,335
Gross profit	4,033	2,435	9,240	8,666

Operating expenses:
Delivery and handling expense	1,908	2,249	5,714	8,893
Selling and marketing expense	861	1,220	3,567	5,623
General and administrative expense	1,407	1,420	4,427	5,319
Total operating expenses	4,176	4,889	13,708	19,835

Loss from operations	(143)	(2,454)	(4,468)	(11,169)

Interest expense	(1,293)	(777)	(4,459)	(2,119)

Net loss	(1,436)	(3,231)	(8,927)	(13,288)

Dividends on Series A Convertible Preferred Stock	-	-	(5)	(5)

Net Loss Attributable to Common Stockholders	$(1,436)	$(3,231)	$(8,932)	$(13,293)

Loss per share – basic and diluted	$(0.34)	$(1.43)	$(2.69)	$(6.54)

Weighted average number of shares outstanding – basic and diluted	4,169,131	2,254,356	3,322,959	2,030,503

REED’S, INC,

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash	$1,004	$533
Accounts receivable, net of allowance of $514 and $252, respectively	5,267	5,671
Inventory, net	15,964	16,175
Receivable from former related party	777	777
Prepaid expenses and other current assets	489	939
Total current assets	23,501	24,095

Property and equipment, net of accumulated depreciation of $1,001 and $787, respectively	559	766
Intangible assets	627	626
Total assets	$24,687	$25,487

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,067	$9,805
Accrued expenses	873	233
Revolving line of credit, net of capitalized financing costs of $242 and $363, respectively	9,697	10,974
Convertible notes payable, current portion, net of debt discount of $0 and $414, respectively	7,380	2,434
Payable to former related party	452	2,025
Current portion of lease liabilities	209	187
Total current liabilities	27,678	25,658

Convertible note payable, net of debt discount of $252 and $562, respectively, less current portion	9,721	8,092
Lease liabilities, less current portion	48	207
Total liabilities	37,447	33,957

Stockholders’ deficit:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 180,000,000 shares authorized; 4,169,131 and 2,519,485 shares issued and outstanding, respectively	-	-
Additional paid in capital	119,277	114,635
Accumulated deficit	(132,131)	(123,199)
Total stockholders’ deficit	(12,760)	(8,470)
Total liabilities and stockholders’ deficit	$24,687	$25,487

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2023 and 2022

(Unaudited)

(Amounts in thousands)

	September 30,	September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,927)	$(13,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	112	79
Loss on disposal of property and equipment	9	-
Amortization of debt discount	958	307
Amortization of prepaid financing costs	-	431
Fair value of vested options	351	448
Fair value of vested restricted shares granted to officers	3	137
Fair value of common shares issued as financing costs	-	37
Change in allowance for doubtful accounts	262	(152)
Inventory write-downs	(205)	35
Accrued interest	2,483	386
Changes in operating assets and liabilities:
Accounts receivable	142	(673)
Inventory	417	(2,901)
Prepaid expenses and other assets	450	(399)
Decrease in right of use assets	102	86
Accounts payable	(738)	(860)
Accrued expenses	639	(62)
Accrued dividend	(5)	-
Lease liabilities	(137)	(118)
Net cash used in operating activities	(4,084)	(16,507)

Cash flows from investing activities:
Trademark costs	(1)	(2)
Purchase of property and equipment	(84)
Proceeds from sale of property and equipment	68	-
Net cash used in investing activities	(17)	(2)

Cash flows from financing activities:
Proceeds from line of credit	32,686	40,576
Payments on line of credit	(34,085)	(41,299)
Payments of debt issuance costs	-	(483)
Proceeds from sale of common stock	4,016	5,034
Proceeds from convertible note payable, net of expenses	3,797	12,430
Payment of convertible note payable	(268)	(400)
Repurchase of common stock	(1)	(2)
Amounts from former related party, net	(1,573)	629
Net cash provided by financing activities	4,572	16,485

Net increase (decrease) in cash	471	(24)
Cash at beginning of period	533	49
Cash at end of period	$1,004	$25

Supplemental disclosures of cash flow information:
Cash paid for interest	$548	$1,051

Non -cash investing and financing activities
Dividends on Series A Convertible Preferred Stock	$5	$5

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus, interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended September 30, 2023, and 2022 (unaudited; in thousands):

	Three Months Ended
	September 30
	2023	2022
Net loss	$(1,436)	$(3,231)

Modified EBITDA adjustments:
Depreciation and amortization	68	58
Interest expense	1,293	777
Stock option and other noncash compensation	139	214
Severance	85	-
Legal settlements	12	-
Total EBITDA adjustments	$1,597	$1,049

Modified EBITDA	$161	$(2,182)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.